January 3, 2008

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp (541) 617-3526 Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp (541) 385-6205

CASCADE BANCORP (OREGON) (NASDAQ: CACB) PRE-ANNOUNCED AN EXPECTED FOURTH QUARTER 2007 PROVISION FOR CREDIT LOSSES OF $7.5 MILLION (PRE-TAX) WITH RESULTING NET INCOME FOR THE QUARTER AND FULL YEAR ESTIMATED AT $5.4 MILLION AND $35.2 MILLION, RESPECTIVELY.

BEND, Ore, January 3/PRNewswire-First Call/--Cascade Bancorp (“Cascade”) (NASDAQ: CACB) pre-announced it expects to record a provision for credit losses of approximately $7.5 million (pre-tax) for the fourth quarter of 2007 to increase the Company’s level of reserves primarily related to its portfolio of residential land acquisition and development (A&D) loans and to record approximately $3.8 million in net charge-offs, a majority of which is against loans affected by the real estate downturn. With these adjustments, the Company estimates fourth quarter 2007 net income at approximately $5.4 million or $0.19 per diluted share, and full year 2007 net income at approximately $35.2 million or $1.23 per diluted share. In addition, Cascade also pre-announced higher non performing assets and a compression of its net interest margin as described below.

“The softness in our real estate markets has worsened in the past quarter, putting increased pressure on cash flows of developers and builders of new homes and subdivisions,” said Patricia L. Moss, CEO. “While we are disappointed in reporting this action, we feel strongly that it is prudent to be assertive in recognizing the heightened risk in this segment of our loan portfolio.” She added, “Despite the immediate cost of these steps, Cascade remains a solidly profitable and well-capitalized institution serving some of the best growth markets in the nation. I am confident that the long-term strength of our markets and our experienced management team will enable us to effectively navigate this downturn in the real estate cycle.”

Significant adjustments to be recorded for the fourth quarter ended December 31, 2007:

•
An increase in the provision for credit losses to approximately $7.5 million (pre-tax) for the quarter, bringing the reserve for credit losses to $31.7 million or 1.55% of gross loans compared to 1.37% at September 30, 2007 and 1.42% a year ago. This fourth quarter provision equates to approximately $0.17 per share (after-tax) compared to $0.04 per share provision expense for the third quarter of 2007 and $0.03 for the year ago quarter.

•
An increase in non-performing assets (NPAs) of approximately $20 million for the quarter, primarily within the residential land acquisition and development (A&D) loan portfolio in Idaho and Southern Oregon. This brings total year-end NPAs to approximately $41 million or 2.00% of total loans compared to 1.05% at September 30, 2007 and 0.16% a year ago.

•	An increase in net charge offs to approximately $3.8 million for the quarter, a majority of which is related to loans affected by the real estate downturn.

•
A decline in the net interest margin to approximately 4.94% for the fourth quarter compared to 5.24% for the prior quarter. Approximately 12 basis points of this decline is due to interest income reversed and foregone on NPAs. The remainder of the decline relates to the impact of recent Federal Reserve actions to lower market interest rates and seasonal changes in deposit composition.

After considering the impact of these items, Cascade continues to be a solidly profitable institution and is “well-capitalized” according to regulatory guidelines. CACB estimates its Tier 1 tangible equity ratio at December 31, 2007 at approximately 10.12%, compared to 9.82% at December 31, 2006.

Dates for the Company’s 4th Quarter Earnings

Cascade expects to report its fourth quarter and full year 2007 results on January 23, 2008. At that time the Company will report its final loan loss provision for the fourth quarter of 2007, and such amount may be greater or lesser than the amount currently estimated. Management will continue to monitor the performance of its loan portfolio and intends to further discuss credit conditions in this upcoming earnings release.

BUSINESS STRATEGY:

Cascade Bancorp (headquartered in Bend, Oregon) and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho - in some of the fastest growing markets in the nation. Cascade ranks as the top community bank footprint in the Northwest and among the top ten banks in the nation1  in terms of banking growth markets. Cascade has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. The Bank implements its strategy by combining outstanding service, competitive financial products, local expertise and advanced technology applied for the convenience of customers. Founded in 1977, Bank of the Cascades offers full-service community banking through 34 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley. The Bank has been rated among the top performing banks in the nation for the ninth consecutive year by Independent Community Bankers of America, as well as being named the 2007 top community bank in the Northwest by US Banker Magazine. The Bank is honored to be among the top 40 "Best 100 Companies to Work For in Oregon, 2007," compiled by Oregon Business Magazine. And recently, Bank of the Cascades was named by the Business Journal as one of Oregon’s Most Admired Companies in the Financial Services category, as chosen by Oregon CEOs. For further information on Bank of the Cascades, please visit our web site at http://www.botc.com.

1 Projected MSA population growth 2005-2010, weighted by bank deposits; Includes all public banks with assets $2B - $10B (ex-M&A targets); Source SNL Financial LC / ESRI

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations, credit quality and concentrations, general and local economic conditions and competition within the business areas in which Cascade is conducting its operations. These statements include, among others, statements related to future profitability levels and future earnings. For a discussion of factors, which could cause results to differ, please see Cascade's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and Cascade's press releases. When used in this release, the words or phrases such as "will likely result in", "management expects that", "will continue", "is anticipated", "estimate", "projected", or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. Cascade undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA's safe harbor provisions.

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